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                                 EXHIBIT 10.37

              DESCRIPTION OF 1998 COMPENSATION ARRANGEMENT BETWEEN
                    MR. DONALD E. ELLIS, JR. AND REGISTRANT

     The following describes certain compensation arrangements between the Registrant and Mr. Ellis for calendar year 1998 which supplements the Employment Agreement dated March 20, 1996 between Registrant and Mr. Ellis.

     The Company has entered into an employment agreement with Mr. Ellis that currently expires December 31, 1998. The employment agreement provides for automatic one-year renewals upon the expiration of each year of employment, subject to prior notice of nonrenewal by the Board of Directors. Pursuant to Mr. Ellis' employment agreement, for 1998, he will continue to receive an annual base salary of $175,000 and a bonus of up to 50% of his base salary based in part upon the Company's performance for 1998. On January 27, 1998, the Compensation Committee of the Board of Directors (the "Compensation Committee") granted Mr. Ellis options to purchase 15,000 shares of Common Stock at a purchase price of $15.75 per share, vesting over a five-year period at 20% per year. Mr. Ellis has elected to reduce his annual bonus by up to $25,000 and to contribute such amount to a deferred compensation program for Mr. Ellis, which amount vests immediately. In addition, the Company has agreed to make annual matching contributions in the amount of $25,000 per year to such deferred compensation program, which amounts will vest over a ten-year period at 10% per year. Mr. Ellis will be entitled to receive his deferred compensation upon termination of his employment for any reason, other than for cause or for "Good Reason", including death or disability. For purposes of Mr. Ellis' employment agreement "Good Reason" means, unless Mr. Ellis consents thereto, (i) the assignment of duties or a position or title inconsistent with or lower than the duties, position or title provided in Mr. Ellis' employment agreement; (ii) the principal place where Mr. Ellis is required to perform a substantial portion of his duties is outside of Atlanta, Georgia; (iii) the reduction of Mr. Ellis' compensation unless the Board (or the Compensation Committee) has authorized a general compensation decrease for all executive employees of the Company; (iv) there is a merger, consolidation or reorganization of the Company or any other transaction resulting in Mr. Ellis (together with his immediate family or trusts or limited partnerships established for the benefit of Mr. Ellis and/or such persons) owning in the aggregate less than 20% of the voting control of the Company; or (v) there is a sale or agreement to sell or a grant of an option to purchase all or substantially all of the assets of the Company. The Company has also agreed to provide Mr. Ellis with certain other personal benefits. Upon termination, other than for cause or by voluntary resignation, Mr. Ellis will receive severance payments equal to one years' base salary. Mr. Ellis will also receive severance payments equal to one year's base salary if he resigns for "Good Reason." Mr. Ellis has agreed not to compete with the Company or to solicit any clients or employees of the Company for a period of 18 months following termination of his employment.